Exhibit (h)(1)(b)

FORM OF AMENDMENT TO

INVESTMENT COMPANY REPORTING MODERNIZATION SERVICES

AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment to the Investment Company Reporting Modernization Services Amendment (the “Amendment”) dated September 29, 2022 (“Effective Date”) is by and between INDEXIQ ACTIVE ETF TRUST (the “Fund”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	WHEREAS, the Fund and BNY Mellon are parties to a Fund Administration and Accounting Agreement dated as of November 18, 2013, as amended (the “Agreement”);

B.	WHEREAS, this Amendment is an amendment to the Investment Company Reporting Modernization Services Amendment to the Administration and Accounting Services Agreement dated June 14, 2018 (the “SEC Mod Amendment”); and

C.	WHEREAS, the Funds and BNY Mellon desire to amend the Agreement with respect to the foregoing;

TERMS:

The parties agree that:

1.	Exhibit 1 attached to the SEC Mod Amendment is hereby deleted in its entirety and replaced with Exhibit 1 attached hereto.

2.	Miscellaneous.

(a)	This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Amendment physically delivered, on a copy of the Amendment transmitted by facsimile transmission or on a copy of the Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(b)	If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

INDEXIQ ACTIVE ETF TRUST

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

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EXHIBIT 1

(Amended and restated as of September 29, 2022)

IQ MacKay Municipal Intermediate ETF

IQ MacKay Municipal Insured ETF

IQ Ultra Short Duration ETF

IQ Mackay ESG Core Plus Bond ETF

IQ MacKay ESG High Income ETF

IQ MacKay California Municipal Intermediate ETF

IQ Winslow Large Cap Growth ETF

IQ Winslow Focused Large Cap Growth ETF

IQ MacKay Multi-Sector Income ETF

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